Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$7,736,900	$996.51
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180289 Dated July 28, 2014

HSBC USA Inc. Contingent Return Optimization Securities

$7,736,900 Securities Linked to the S&P 500® Index due on July 31, 2017

Investment Description
These Contingent Return Optimization Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the S&P 500® Index (the “Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The amount HSBC will pay you at maturity is based on the Index Return and on whether the Final Level is below the Trigger Level, which is 80% of the Initial Level, on the Final Valuation Date. If the Final Level is equal to or greater than the Trigger Level, at maturity HSBC will pay you the full Principal Amount plus a return equal to the greater of the 6.00% Contingent Return and the Index Return, up to a predetermined Maximum Gain of 36%. If the Final Level is below the Trigger Level, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss of the Principal Amount at maturity that is proportionate to the full decline in the level of the Index from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Return with Participation Up to a Maximum Gain: At maturity, HSBC will pay you the Principal Amount plus a minimum return of 6.00% as long as the Index does not close below the Trigger Level on the Final Valuation Date (a decline of more than 20.00%) with participation in any positive Index Returns above the Contingent Return up to a Maximum Gain on the Securities of 36.00%. If the Index closes below the Trigger Level on the Final Valuation Date, investors will be exposed to the full negative return of the Index over the term of the Securities.

❑	Contingent Repayment of Principal at Maturity: The contingent return feature also includes the contingent repayment of principal at maturity. If the Index Return is negative, but the Index does not close below the Trigger Level on the Final Valuation Date, HSBC will pay you the full Principal Amount of the Securities plus the Contingent Return. If the Index closes below the Trigger Level on the Final Valuation Date, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	July 28, 2014
Settlement Date	July 31, 2014
Final Valuation Date[1]	July 25, 2017
Maturity Date[1]	July 31, 2017

[1] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
HSBC is offering Contingent Return Optimization Securities linked to the S&P 500® Index. The return on the Securities is subject to, and limited by, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Index	Contingent Return	Maximum Gain	Maximum Payment at Maturity (per $10 Security)	Initial Level	Trigger Level	CUSIP/ISIN
S&P 500® Index	6.00%	36.00%	$13.60	1,978.91	1,583.13, which is 80.00% of the Initial Level (rounded to two decimal places)	40434C287 / US40434C2879

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is $9.615 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 5 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.25	$9.75
Total	$7,736,900.00	$193,422.50	$7,543,477.50

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Index that will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

♦	Prospectus Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have downside market risk similar to the Index.

♦   You seek an investment with a return linked to the performance of the Index and believe the Index will appreciate over the term of the Securities, but that any such appreciation will not exceed the Maximum Gain indicated on the cover hereof.

♦   You are willing to invest in the Securities based on the Contingent Return indicated on the cover hereof.

♦   You understand that your return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have downside market risk similar to the Index.

♦   You believe the Index will depreciate by more than the Trigger Level over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain indicated on the cover hereof.

♦   You require an investment designed to provide full return of principal at maturity.

♦   You are unwilling to invest in the Securities based on the Contingent Return indicated on the cover hereof.

♦   You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦   You seek an investment that has unlimited return potential without a cap on appreciation.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Index.

♦   You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security.
Principal Amount	$10 per Security.
Term	3 years
Trade Date	July 28, 2014
Settlement Date	July 31, 2014
Final Valuation Date	July 25, 2017, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Maturity Date	July 31, 2017, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.
Index	S&P 500® Index (Ticker: SPX)
Trigger Level	1,583.13, which is 80.00% of the Initial Level (rounded to two decimal places).
Contingent Return	6.00%
Maximum Gain	36.00%
Payment at Maturity (per $10 Security)[1]

If the Final Level is equal to or greater than the Trigger Level on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Contingent Return and the Index Return, but no more than the Maximum Gain, calculated as follows:

$10 + ($10 × (the greater of (a) Contingent Return and (b) Index Return, subject to the Maximum Gain))

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10 + ($10 × Index Return)

Index Return	Final Level – Initial Level Initial Level
Initial Level	1,978.91, which was the Official Closing Level of the Index on the Trade Date.
Final Level	The Official Closing Level of the Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SPX <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40434C287 / US40434C2879
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value set forth on the cover page of this pricing supplement was calculated on the Trade Date. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined By Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Level and Trigger Level were determined. The Maximum Gain was set.

The Final Level and Index Return are determined on the Final Valuation Date.

If the Final Level is equal to or greater than the Trigger Level on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Contingent Return and the Index Return, but no more than the Maximum Gain, calculated as follows:

$10+ ($10 × (the greater of (a) Contingent Return and (b) Index Return, subject to the Maximum Gain))

If the Final Level is less than the Trigger Level on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security resulting in a loss of principal that is proportionate to the negative Index Return, equal to:

$10+ ($10 × Index Return).

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and to the extent which, the Index Return is positive or negative and if the Index Return is negative, whether the Final Level is less than the Trigger Level. If the Final Level is less than the Trigger Level, you will be fully exposed to any negative Index Return and HSBC will pay you less than the Principal Amount, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	Your Maximum Return on the Securities Is Limited by the Maximum Gain – If the Final Level is greater than the Initial Level, for each $10 Security, HSBC will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the Principal Amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain. You will not receive a return on the Principal Amount greater than the Maximum Gain. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Index.

♦	The Contingent Repayment of Principal and the Contingent Return Apply at Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Index at that time is above the Trigger Level. Additionally, the return you realize from a secondary market sale may not reflect the full economic value of the Contingent Return or the Securities themselves, and such return may be less than the return of the Index at the time of sale, even if such return is positive and does not exceed the Maximum Gain. You can only receive the full benefit of the contingent repayment of principal and the Contingent Return and earn the potential Maximum Gain from HSBC if you hold the Securities to maturity, subject to HSBC's creditworthiness.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

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♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately nine months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Index would have. The Index is a price return index, and the Index Return excludes any cash dividend payments paid on its component stocks.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	Changes Affecting the Index – The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index. The policies of the index sponsor with respect to the calculation of the Index could also adversely affect the level of the Index. The index sponsor may discontinue or suspend calculation or dissemination of the Index. Any such actions could have an adverse effect on the value of the Securities.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Index at Any Time Other Than on the Final Valuation Date – The return on the Securities will be based on the Official Closing Level of the Index on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of the Index appreciates prior to the Final Valuation Date but then drops on that day to a level that is less than the Trigger Level, the return on the Securities will be less, and may be significantly less, than it would have been had the Securities been linked to the level of the Index prior to such decrease. Although the actual level of the Index on the Maturity Date or at other times during the term of the Securities may be higher than the Official Closing Level of the Index on the Final Valuation Date, the return on the Securities will be based solely on the Official Closing Level of the Index on the Final Valuation Date.

♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Level as

6

well as whether to postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the Securities.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Index; the volatility of the Index; the dividend rate paid on stocks included in the Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	Potential HSBC Impact on Price – Trading or transactions by HSBC or any of its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your Securities.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain, as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts. Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What Are the Tax Consequences of the Securities?” on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to the Initial Level. We cannot predict the Final Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity on a hypothetical offering of the Securities, with the following assumptions:

Investment term:	3 years
Hypothetical Initial Level:	2,000.00
Hypothetical Trigger Level:	1,600.00 (80% of the hypothetical Initial Level)
Maximum Gain:	36.00%
Contingent Return:	6.00%

* The actual Initial Level and Trigger Level for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The level of the Index increases from an Initial Level of 2,000.00 to a Final Level of 2,800.00. Because the Index did not close below the Trigger Level on the Final Valuation Date and the Index Return of 40.00% is greater than the Contingent Return but also greater than the Maximum Gain, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Maximum Gain)

$10 + ($10 × 36.00%) = $13.60

The Payment at Maturity of $13.60 per $10 Security, which is the maximum payment on the Securities, represents a return on the Principal Amount equal to the Maximum Gain, which corresponds to a total return on the Securities of 36.00%.

Example 2— The level of the Index increases from an Initial Level of 2,000.00 to a Final Level of 2,300.00. Because the Index did not close below the Trigger Level on the Final Valuation Date and the Index Return of 15.00% is greater than the Contingent Return but less than the Maximum Gain, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Index Return)

$10 + ($10 × 15.00%) = $11.50

The Payment at Maturity of $11.50 per $10 Security represents a return on the Principal Amount equal to 15.00%, which corresponds to a total return on the Securities of 15.00%.

Example 3— The level of the Index increases from an Initial Level of 2,000.00 to a Final Level of 2,060.00. Because the Index did not close below the Trigger Level on the Final Valuation Date and the Index Return of 3.00% is less than the Contingent Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Contingent Return)

$10 + ($10 × 6.00%) = $10.60

The Payment at Maturity of $10.60 per $10 Security represents a return on the Principal Amount equal to the Contingent Return, which corresponds to a total return on the Securities of 6.00%.

Example 4— The level of the Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,800.00. Because the Index did not close below the Trigger Level on the Final Valuation Date and the Index Return of -10.00% is less than the Contingent Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Contingent Return)

$10 + ($10 × 6.00%) = $10.60

The Payment at Maturity of $10.60 per $10 Security represents a return on the Principal Amount equal to the Contingent Return, which corresponds to a total return on the Securities of 6.00%.

Example 5— The level of the Index decreases from an Initial Level of 2,000.00 to a Final Level of 1,400.00. Because the Index closes below the Trigger Level on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Index Return)

$10 + ($10 × -30.00%) = $7.00

The Payment at Maturity of $7.00 per $10 Security represents a loss on the Principal Amount equal to the Index Return of -30.00%, which corresponds to a total loss on the Securities of 30.00%.

If the Final Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Index, and you will lose some or all of your Principal Amount at maturity.

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Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Final Level	Index Return	Payment at Maturity	Hypothetical Return on Securities
4,000	100.00%	$13.60	36.00%
3,800	90.00%	$13.60	36.00%
3,600	80.00%	$13.60	36.00%
3,400	70.00%	$13.60	36.00%
3,200	60.00%	$13.60	36.00%
3,000	50.00%	$13.60	36.00%
2,800	40.00%	$13.60	36.00%
2,720	36.00%	$13.60	36.00%
2,600	30.00%	$13.00	30.00%
2,400	20.00%	$12.00	20.00%
2,300	15.00%	$11.50	15.00%
2,120	6.00%	$10.60	6.00%
2,060	3.00%	$10.60	6.00%
2,000	0.00%	$10.60	6.00%
1,800	-10.00%	$10.60	6.00%
1,700	-15.00%	$10.60	6.00%
1,600	-20.00%	$10.60	6.00%
1,400	-30.00%	$7.00	-30.00%
1,200	-40.00%	$6.00	-40.00%
1,000	-50.00%	$5.00	-50.00%
800	-60.00%	$4.00	-60.00%
600	-70.00%	$3.00	-70.00%
400	-80.00%	$2.00	-80.00%
200	-90.00%	$1.00	-90.00%
0	-100.00%	$0.00	-100.00%

* The Index Return excludes cash dividend payments of the stocks included in the Index.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service ("IRS") and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, with respect to non-U.S. holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the Treasury Department and IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The S&P 500® Index

Description of the SPX

The Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of June 30, 2014 were: Information Technology, Financials, Health Care, Consumer Discretionary and Energy.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX.

For more information about the Index, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through July 28, 2014. The closing level for the SPX on July 28, 2014 was 1,978.91. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on the Final Valuation Date.

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Securities. S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by HSBC, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Securities.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Index Return. If a Market Disruption Event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so, and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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